EXHIBIT 99.1

Press Release
For Immediate Release
Contact:  Bruce Walsh, Senior Vice-President and Chief Financial Officer
(401) 847-5500

Newport Bancorp, Inc. Reports 2009 Year-End and Fourth Quarter Results

Newport, Rhode Island, February 3, 2010. Newport Bancorp, Inc. (the “Company”) (Nasdaq: NFSB), the holding company for Newport Federal Savings Bank (the “Bank” or “NewportFed”), today announced earnings for the year and quarter ended December 31, 2009.   For the quarter ended December 31, 2009, the Company reported net income of $399,000, or $.11 per share (basic and diluted), compared to a net loss of $609,000, or $.15 per share (basic and diluted), for the quarter ended December 31, 2008.  For the year ended December 31, 2009, the Company reported net income of $708,000, or $.18 per share (basic and diluted), compared to a net loss of $848,000, or $.20 per share (basic and diluted) for the year ended December 31, 2008. The loss during the 2008 periods was a result of the other-than-temporary impairment charges recorded for the Bank’s holding in the AMF Ultra Short Mortgage Fund, an increase in the valuation reserve against deferred tax assets and the write-down of the net deferred state tax asset in conjunction with the formation of a passive investment company subsidiary.

Since December 31, 2008, the Company’s assets increased by $26.5 million, or 6.1%, to $458.9 million.  The asset growth was concentrated in net loans, which increased by $18.5 million, or 5.5%, short-term investments, which increased by $8.7 million, or 286.9%, premises and equipment, which increased by $2.7 million, or 24.9%, and the new requirement of prepaid FDIC insurance, which increased by $1.5 million, offset in part by a decrease in securities of $7.4 million, or 12.6%.  The asset growth was funded by a $32.8 million, or 14.3%, increase in deposit balances, offset by a $4.0 million, or 2.7%, decrease in Federal Home Loan Bank borrowings.  The loan portfolio growth was primarily concentrated in commercial real estate mortgages (an increase of $13.0 million or 13.9%) and residential mortgages (an increase of $12.5 million or 6.2%), partially offset by decreases in home equity loans and lines (a decrease of $4.5 million or 14.9%) and construction loans (a decrease of $1.5 million, or 13.1%).

Deposit growth in 2009 was focused in NOW/Demand accounts (an increase of $18.4 million or 20.2%), money market accounts (an increase of $7.4 million or 18.8%), time deposit accounts (an increase of $5.8 million, or 7.9%), and savings accounts (an increase of $1.2 million, or 4.7%).  The Bank’s rewards checking account is responsible for the majority of the increase in the NOW/Demand deposit category.

Total stockholders’ equity at December 31, 2009 was $51.4 million compared to $54.3 million at December 31, 2008.  The decrease was primarily attributable to share repurchases under the Company’s stock repurchase plan, offset by net income and stock-based compensation credits.

Net interest income increased to $3.6 million for the quarter ended December 31, 2009 from $3.1 million for the quarter ended December 31, 2008, an increase of 15.0%.  Net interest income for the year ended December 31, 2009 was $13.5 million, compared to $12.1 million for the year ended December 31, 2008, an increase of 11.7%.  The increase in net interest income during 2009 is due to the increase in the average balance of interest-earning assets of $47.7 million, or 13.1%, and a decrease in total interest expense, partially offset by the decrease in the yield on interest-earning assets.  As a result of the continued low interest rate environment in 2009, the cost of interest-bearing liabilities decreased to 2.65% in 2009 from 3.19% in 2008, a decrease of 54 basis points.  The Company’s interest rate spread increased 18 basis points to 2.95% at December 31, 2009 from 2.77% at December 31, 2008.

Non-performing assets as a percentage of total assets were 0.19% at December 31, 2009.  There were no non-performing assets at December 31, 2008.  The loan loss provision for the fourth quarter of 2009 was $146,000, as compared to $223,000 for the fourth quarter of 2008.  The loan loss provision for the years ended December 31, 2009 and December 31, 2008 was $593,000 and $568,000, respectively.  Management reviews the level of the allowance for loan losses on a quarterly basis and establishes the provision for loan losses based upon the volume and types of lending, delinquency levels, loss experience, the amount of impaired and classified loans, economic conditions and other factors related to the collectability of the loan portfolio.  The 2009 provision increased due to the growth and changes in the composition of the loan portfolio and changes in economic conditions.  Asset quality remains strong.

Non-interest income for the fourth quarter of 2009 totaled $589,000, an increase of $287,000, or 95.0%, compared to the fourth quarter of 2008.  For the year ended December 31, 2009, non-interest income totaled $2.1 million, an increase of $554,000, or 35.2%, compared to the year ended December 31, 2008.  The increase between the two years in non-interest income is primarily due to the $706,000 impairment charge recorded in 2008 for the Bank’s holding in the AMF Ultra Short Mortgage Fund, as compared to the $76,000 impairment charge recorded in 2009.  The AMF Ultra Short Mortgage Fund has invested in US Government/Agency securities and private label mortgage backed securities. Although management believes it is possible that all principal and interest payments will be received, general market concerns over these and similar types of securities has caused the fair value to decline severely enough to warrant an OTTI (other-than-temporary impairment) charge.  Given the significant uncertainty and illiquidity in the markets for such securities, the Bank cannot be certain that future impairment charges will not be required against this investment, which had a remaining cost basis of $1.7 million at December 31, 2009 (net of impairment charges). There was no impairment charge recorded in the fourth quarter of 2009 for the Bank’s holding in the AMF Ultra Short Mortgage Fund, because the fair value exceeded the cost, net of impairment charges.

Total non-interest expenses decreased to $3.0 million for the quarter ended December 31, 2009 from $3.2 million for the quarter ended December 31, 2008, a decrease of 3.8%.  The decrease between periods is attributable to a decrease in salaries and employee benefits and marketing costs, partially offset by an increase in occupancy and equipment.  For the year ended December 31, 2009, non-interest expenses totaled $13.5 million, an increase of 4.2%, compared to the year ended December 31, 2008.  The increase between the two years is attributable to an increase in occupancy and equipment expense, data processing fees, and FDIC insurance costs, offset by a decrease in salaries and employee benefits and marketing expense.  The increase in occupancy and equipment expense and data processing fees is due to the overall increase in operating costs associated with the opening of two new branch locations during 2009.  The increase in FDIC deposit insurance expense is due to the Company’s increased premium costs, coupled with the $205,000 FDIC special assessment charge in the second quarter of 2009.  The decrease in salaries and benefits is primarily due to the reduction in the stock-based compensation expense associated with option grants and restricted stock awards.  The accelerated method of expense recognition was adopted at the inception of the equity incentive plan on October 1, 2007, resulting in a higher stock-based compensation expense in 2008 compared to 2009.

On a quarterly basis management assesses the realizability of deferred tax assets, primarily the charitable contribution carryover.  Based on management’s assessment in the fourth quarter of 2009, the valuation allowance on this asset was increased by $200,000 due to changes in projected future taxable income, resulting in a $200,000 increase to the provision for income taxes, and effective tax rates of 60.5% and 53.9%, respectively, for the fourth quarter of 2009 and for the year ended December 31, 2009. The effective tax rate for the year ended December 31, 2008 was 673.0%.  The higher effective tax rate in 2008, was primarily due to an increase in the valuation reserve against deferred tax assets and the write-down of the state deferred tax assets in conjunction with the formation of a passive investment company subsidiary.

This news release may contain forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions.  Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors.  These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company's loan or investment portfolios.  Additionally, other risks and uncertainties may be described in the Company's annual report on Form 10-K, its quarterly reports on Form 10-Q or its other reports as filed with the Securities and Exchange Commission which are available through the SEC's website at www.sec.gov.  Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

NEWPORT BANCORP, INC.
CONSOLIDATED BALANCE SHEETS

	December 31, 2009	December 31, 2008
	(Unaudited) (Dollars in thousands, except per share data)

Cash and due from banks	$7,618	$6,628
Short-term investments	11,750	3,037
Cash and cash equivalents	19,368	9,665

Securities available for sale, at fair value	6,249	6,390
Securities held to maturity, at amortized cost	44,898	52,162
Federal Home Loan Bank stock, at cost	5,730	5,556
Loans	354,966	335,953
Allowance for loan losses	(3,467)	(2,924)
Loans, net	351,499	333,029
Premises and equipment	13,393	10,722
Accrued interest receivable	1,478	1,429
Net deferred tax asset	2,538	2,342
Bank-owned life insurance	10,318	9,918
Prepaid FDIC insurance	1,472	-
Other assets	1,936	1,122
Total assets	$458,879	$432,335

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$261,946	$229,123
Short-term borrowings	-	4,000
Long-term borrowings	141,468	141,438
Accrued expenses and other liabilities	4,074	3,461
Total liabilities	407,488	378,022

Preferred stock, $.01 par value; 1,000,000 shares authorized; none issued	-	-
Common stock, $.01 par value; 19,000,000 shares authorized; 4,878,349 shares issued	49	49
Additional paid-in capital	50,504	50,438
Retained earnings	17,032	16,324
Unearned compensation (402,975 and 468,320 shares at
December 31, 2009 and December 31, 2008, respectively)	(3,465)	(4,294)
Treasury stock, at cost (1,048,172 and 655,935 shares at
December 31, 2009 and December 31, 2008, respectively)	(12,590)	(7,943)
Accumulated other comprehensive loss	(139)	(261)
Total stockholders’ equity	51,391	54,313
Total liabilities and stockholders’ equity	$458,879	$432,335

NEWPORT BANCORP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
	(Unaudited) (Dollars in thousands, except per share data)

Interest and dividend income:
Loans	$5,070	$4,986	$20,287	$19,296
Securities	645	622	2,709	2,079
Federal Home Loan Bank stock	-	32	-	174
Other interest-earning assets	3	7	12	95
Total interest and dividend income	5,718	5,647	23,008	21,644

Interest expense:
Interest on deposits	840	1,230	4,309	4,821
Interest on short-term borrowings	1	8	9	40
Interest on long-term borrowings	1,265	1,268	5,229	4,727
Total interest expense	2,106	2,506	9,547	9,588

Net interest income	3,612	3,141	13,461	12,056
Provision for loan losses	146	223	593	568

Net interest income, after provision for loan losses	3,466	2,918	12,868	11,488

Non-interest income:
Customer service fees	479	425	1,740	1,801
Gain on sale of available-for-sale securities	-	-	10	-
Impairment loss on available-for-sale securities	-	(226)	(76)	(706)
Bank-owned life insurance	97	106	400	409
Miscellaneous	13	(3)	56	72
Total non-interest income	589	302	2,130	1,576

Non-interest expenses:
Salaries and employee benefits	1,725	1,882	7,560	7,836
Occupancy and equipment, net	477	365	1,798	1,372
Data processing	354	294	1,388	1,103
Professional fees	58	100	476	490
Marketing	177	297	898	1,245
FDIC Insurance	95	47	597	139
Other general and administrative	158	180	744	731
Total non-interest expenses	3,044	3,165	13,461	12,916

Income before income taxes	1,011	55	1,537	148

Provision for income taxes	612	664	829	996

Net income (loss)	$399	$(609)	$708	$(848)

Weighted-average shares outstanding:
Basic	3,754,952	4,127,779	3,847,009	4,314,159
Diluted	3,754,952	4,127,779	3,847,009	4,314,159

Earnings (loss) per share:
Basic	$.11	$(.15)	$.18	$(.20)
Diluted	$.11	$(.15)	$.18	$(.20)